EXHIBIT 4.5

LOAN NO. C-332156
RECORDING REQUESTED BY

WHEN RECORDED MAIL TO
The Northwestern Mutual Life Ins. Co.
720 East Wisconsin Avenue - Rm N16WC
Milwaukee, WI 53202
Attn: Kathleen A. Evanson
                    SPACE ABOVE THIS LINE FOR RECORDER'S USE
-------------------------------------------------------------------------------

This instrument was prepared by Paul E. McElwee, Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI 53202.

                 RESTATEMENT OF MORTGAGE AND SECURITY AGREEMENT

THIS RESTATEMENT OF MORTGAGE and SECURITY AGREEMENT, Made as of the 30th day of December, 1997 between ECHELON INTERNATIONAL CORPORATION, a Florida corporation, One Progress Plaza, Suite 1500, St. Petersburg, Florida 33701 herein (whether one or more in number) called "Mortgagor", and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, 720 E. Wisconsin Avenue, Milwaukee, WI 53202, herein called "Mortgagee".

NOTE TO RECORDING CLERK: Multiple originals of the Mortgage, Assignment Of Leases and Rents, Security Agreement and Fixture Filing modified hereby (the "Mortgage") are recorded in the Public Records of (i) Hillsborough County, Florida, in O.R. Book 8343 at page 1973, (ii) Pinellas County, Florida, in O.R. Book 9516 at page 1493, (iii) Leon County, Florida, in O.R. Book 1957 at page 564, and (iv) Alachua County, Florida, in O.R. Book 2086 at page 2826. On the date hereof, the Mortgage has been amended pursuant to a Mortgage Modification Agreement and Partial Release recorded contemporaneously herewith in the Public Records of Hillsborough County, Florida, Pinellas County, Florida and Leon County Florida. Prior to the execution and delivery of this Agreement, the Mortgage secured payment of a Promissory Note dated as of even date herewith in the principal amount of $45,000,000.00 (the "Prior Note"); and all Florida documentary stamp and intangible taxes payable with respect to the indebtedness evidenced by the Prior Note were paid, an evidence of such payment noted, on the Mortgage at the time of its recordation in Hillsborough County, Florida. As of the date hereof, the outstanding principal balance of the Prior Note is $45,000,000.00.

On the date hereof, Mortgagor has executed an Amendment, Renewal and Restatement of Note in the principal amount of $45,000,000.00 (the "Renewal Note"), in renewal of the outstanding principal indebtedness previously evidenced by the Prior Note. Pursuant to ss.ss.201.09 and 199.145, Florida Statutes, no additional tax is due in connection with the execution and delivery of the Renewal Note or this Agreement.

         A. Mortgagor has previously executed and delivered to Salomon Brothers Realty Corp., a New York corporation ("Salomon") that certain Promissory Note in the original sum of $45,000,000.00 of even date herewith (the "First Note").

         B. The First Note is secured by that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Mortgagor to Salomon, dated November 5, 1996 from Borrower to Salomon, multiple originals of which are recorded in the Public Records of (i) Hillsborough County, Florida, in O.R. Book 8343 at page 1973, (ii) Pinellas County, Florida, in O.R. Book 9516 at page 1493, (iii) Leon County, Florida, in O.R. Book 1957 at page 564, and (iv) Alachua County, Florida, in O.R. Book 2086 at page 2826 AS MODIFIED BY a certain Mortgage Modification Agreement and Partial Release dated of even date herewith between Mortgagor and Salomon, multiple originals of which have been recorded in the Public Records of Hillsborough County, Florida, Pinellas County, Florida and Leon County Florida. (collectively the "First Mortgage").

         C. The First Note and the First Mortgage and other loan documents were assigned to Mortgagee by an Agreement and Assignment of Loan Documents executed of even date herewith by Salomon and Mortgagor in favor of Mortgagee, which is being recorded contemporaneously herewith in the Public Records of Pinellas County, Florida, and Leon County, Florida.

         D. Mortgagor and Mortgagee hereby desire to modify, amend and restate the First Mortgage as hereinafter set forth and to reflect that the Note (as hereinafter defined) is secured hereby.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mortgagor and Mortgagee hereby agree as follows:

         1. The foregoing recitals are true and correct and constitute a material part of this Mortgage.

         2. The lien of the First Mortgage as modified, amended and restated shall secure the entire indebtedness evidenced by the Note.

         3. The First Mortgage is hereby modified, amended and restated in its entirety to read as follows:

                                   WITNESSETH:

WITNESSETH, That Mortgagor, in consideration of the indebtedness herein mentioned, does hereby grant, convey, mortgage and warrant unto Mortgagee forever, with power of sale and right of entry and possession, the following property (herein referred to as the "Property"):

         A. The land in the City of St. Petersburg, Pinellas County, Florida, and the land in the City of Tallahassee, Leon County, Florida described in Exhibit "A" attached hereto and incorporated herein (the "Land") and all appurtenances thereto; and

         B. All buildings and improvements now existing or hereafter erected thereon, all waters and water rights, all engines, boilers, elevators and machinery, all heating apparatus, electrical equipment, air-conditioning and ventilating equipment, water and gas fixtures, all furniture and easily removable equipment and all other fixtures of every description belonging to Mortgagor which are or may be placed or used upon the Land or attached to the buildings or improvements, all of which, to the extent permitted by applicable law, shall be deemed an accession to the freehold and a part of the realty as between the parties hereto.

         C. Mortgagor's leasehold interest in a parking structure and related improvements and the rents and profits therefrom, created by the terms of that certain Parking Lease Agreement dated March 7, 1989 and recorded in O.R. Book 9516 at page 1458 of the Public Records of Pinellas County, Florida, as described on Exhibit "B" attached hereto

         D. Mortgagor's right, title and interest in and to those certain Parking Leases dated May 6, 1993 and July 8, 1996, respectively.

Mortgagor agrees not to sell, transfer, assign or remove anything described in B above now or hereafter located on the Land without prior written consent from Mortgagee unless (i) such action does not constitute a sale or removal of any buildings or improvements or the sale or transfer of waters or water rights and
(ii) such action results in the substitution or replacement with similar items of equal value.

Without limiting the foregoing grants, Mortgagor hereby pledges to Mortgagee, and grants to Mortgagee a security interest in, all of Mortgagor's present and hereafter acquired right, title and interest in and to the Property and any and all

         E. cash and other funds now or at any time hereafter deposited by or for Mortgagor on account of tax, special assessment, replacement or other reserves required to be maintained pursuant to the Loan Documents (as hereinafter defined) with Mortgagee or a third party, or otherwise deposited with, or in the possession of, Mortgagee pursuant to the Loan Documents; and

         F. surveys, soils reports, environmental reports, architect's contracts, construction contracts, drawings and specifications, applications, permits, surety bonds and other contracts relating to the acquisition, design, development, construction and operation of the Property; and

         G. present and future rights to condemnation awards, insurance proceeds or other proceeds at any time payable to or received by Mortgagor on account of the Property or any of the foregoing personal property.

All personal property hereinabove described is hereinafter referred to as the "Personal Property".

If any of the Property is of a nature that a security interest therein can be perfected under the Uniform Commercial Code, this instrument shall constitute a security agreement and financing statement if permitted by applicable law and Mortgagor agrees to join with Mortgagee in the execution of any financing statements and to execute any other instruments that may be required for the perfection or renewal of such security interest under the Uniform Commercial Code.

TO HAVE AND TO HOLD the same unto Mortgagee for the purpose of securing:

         (a) Payment to the order of Mortgagee of the indebtedness evidenced by an amendment, renewal and restatement of note of even date herewith (and any restatement, extension or renewal thereof and any amendments thereto) executed by Mortgagor for the principal sum of FORTY-FIVE MILLION DOLLARS, with final maturity no later than December 1, 2004 and with interest as therein expressed (which note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the "Note"), it being recognized that the funds may not have been fully advanced as of the date hereof but may be advanced in the future in accordance with the terms of a written contract; and

         (b) Payment of all sums that may become due Mortgagee under the provisions of, and the performance of each agreement of Mortgagor contained in, the Loan Documents; and

         (c) Payment of any additional loan or advance made by Mortgagee to Mortgagor at any time within 20 years from the date hereof, with interest thereon at the rate agreed upon, which shall be equally secured with and have the same priority as the original indebtedness and subject to all of the terms and provisions of this mortgage, if such additional loan or advance is evidenced by a promissory note of Mortgagor that is identified by a recital that it is secured by this mortgage; provided that the aggregate amount of outstanding principal at any one time shall not exceed an amount equal to one hundred fifty percent (150%) of the principal amount originally secured hereby. It is understood and agreed that this future advance provision shall not be construed to obligate the holder of the Note to make any such additional loans or advances. Any additional note or notes delivered under this future advance provision shall be included in "the Note" wherever it appears in the context of this mortgage.

As used herein, "Loan Documents" means this instrument, the Note, that certain Absolute Assignment of Leases and Rents of even date herewith between Mortgagor and Mortgagee (the "Absolute Assignment"), that certain Certification of Borrower of even date herewith and any other agreement entered into by Mortgagor and delivered to Mortgagee in connection with the indebtedness evidenced by the Note, except for any separate environmental indemnity agreement, as any of the foregoing may be amended from time to time.

TO PROTECT THE SECURITY OF THIS MORTGAGE, MORTGAGOR COVENANTS AND AGREES:

MORTGAGE WAIVER. Mortgagor acknowledges and agrees that Mortgagee is relying on the agreements of Mortgagor contained herein in connection with the purchase by assignment of the First Note and the First Mortgage (the "Original Loan Documents"), which purchase is being done by Mortgagee as an accommodation to, and at the request of Mortgagor.

Mortgagor hereby fully and forever releases, discharges, and waives all liabilities, claims, demands, causes of action, or defenses of any kind or character whatsoever, whether known or unknown, and whether arising by statute, in contract, in tort, or otherwise at law or equity, that Mortgagor may have against Mortgagee with respect to any statements, representations, discussions, negotiations, actions, or failures to act of the Mortgagee occurring on or before the date hereof relating to: (i) any of the Original Loan Documents or any other document or instrument executed in connection therewith or in connection with the loan transaction to which they relate, (ii) the performance by Mortgagee of any of the obligations thereunder or related thereto, or (iii) any other transaction contemplated by, relating to, or in connection with any of the Original Loan Documents or any other document or instrument executed in connection therewith or in connection with the loan transaction to which they relate.

Mortgagor hereby represents and warrants to Mortgagee that (a) there are no defenses, counterclaims or offsets with respect to any of the Original Loan Documents which would, in any manner, reduce or diminish Mortgagor's obligation to Mortgagee to repay the principal sum evidenced by the Note, accrued but unpaid interest thereon, and all other obligations of Mortgagor to Mortgagee under the Note, this instrument or any of the Loan Documents, (b) at no time did the Original Loan Documents require, nor were any payments made which would constitute, the payment of interest or other charges which in the aggregate would have resulted in usury, and (c) all deposits and escrow amounts, if any, paid under the Original Loan Documents have been returned to Mortgagor. It is the intent of Mortgagor and Mortgagee that the agreements and obligations of Mortgagor and Mortgagee shall be governed by the restatement of the Note and the Mortgage and any other document entered into between Mortgagor and Mortgagee or by Mortgagor for the benefit of Mortgagee.

PAYMENT OF DEBT. Mortgagor agrees to pay the indebtedness hereby secured (the "Indebtedness") promptly and in full compliance with the terms of the Loan Documents.

OWNERSHIP. Mortgagor represents that it owns the Property and has good and lawful right to convey the same and that the Property is free and clear from any and all encumbrances whatsoever, except as appears in the title evidence accepted by Mortgagee. Mortgagor does hereby forever warrant and shall forever defend the title and possession thereof against the lawful claims of any and all persons whomsoever.

MAINTENANCE OF PROPERTY AND COMPLIANCE WITH LAWS. Mortgagor agrees to keep the buildings and other improvements now or hereafter erected on the Land in good condition and repair; not to commit or suffer any waste; to comply with all laws, rules and regulations affecting the Property; and to permit Mortgagee to enter at all reasonable times for the purpose of inspection and of conducting, in a reasonable and proper manner, such tests as Mortgagee determines to be necessary in order to monitor Mortgagor's compliance with applicable laws and regulations regarding hazardous materials affecting the Property.

ASBESTOS. In the event any asbestos or asbestos containing materials ("A/ACM") are found to be present on the Property, Mortgagor agrees that it will: (i) immediately notify Mortgagee that such A/ACM have been discovered and provide to Mortgagee all information which Mortgagor then has or, when available, subsequently obtains regarding the A/ACM, including, without limitation, the extent and condition of the A/ACM, and (ii) within 60 days after such A/ACM has been discovered: (a) commence and diligently proceed with, until completion, a removal and disposal plan in accordance with applicable law which removes the A/ACM identified in the plan, or (b) for all A/ACM which is not to be removed pursuant to (a) above, adopt and deliver to Mortgagee an operations and maintenance plan satisfactory to Mortgagee which identifies such A/ACM and sets forth policies and procedures to comply with applicable law and avoid health hazards which may arise from such A/ACM.

INSURANCE. Mortgagor agrees to keep the Property insured for the protection of Mortgagee in such manner, in such amounts and in such companies as Mortgagee may from time to time approve, and to keep the policies therefor, properly endorsed, on deposit with Mortgagee; that insurance loss proceeds from all property insurance policies, whether or not required by Mortgagee, (less expenses of collection) shall, at Mortgagee's option, be applied on the Indebtedness, whether due or not, or to the restoration of the Property, or be released to Mortgagor, but such application or release shall not cure or waive any default under any of the Loan Documents. If Mortgagee elects to apply the insurance loss proceeds on the Indebtedness, no prepayment privilege fee shall be due thereon.

Notwithstanding the foregoing provision, Mortgagee agrees that if the casualty occurs prior to the last twelve months of the term of the Note, then the insurance loss proceeds (less expenses of collection) shall be made available, if requested by Mortgagor, but only for the restoration of the Property to its condition prior to the casualty, subject to satisfaction of the following conditions:

         (a) There is no existing Event of Default at the time of casualty, and if there shall occur any Event of Default after the date of the casualty, Mortgagee shall have no further obligation to release insurance loss proceeds hereunder.

         (b) The casualty insurer has not denied liability for payment of insurance loss proceeds as a result of any act, neglect, use or occupancy of the Property by Mortgagor or any tenant of the Property.

         (c) Mortgagee shall be satisfied that all insurance loss proceeds so held, together with supplemental funds received from Mortgagor, shall be sufficient to complete the restoration of the Property. Any remaining insurance loss proceeds may, at the option of Mortgagee, be applied on the Indebtedness, whether or not due, or be released to Mortgagor.

         (d) If required by Mortgagee, Mortgagee shall be furnished a satisfactory report addressed to Mortgagee from an environmental engineer or other qualified professional satisfactory to Mortgagee to the effect that no adverse environmental impact to the Property resulted from the casualty.

         (e) Mortgagee shall release casualty insurance proceeds as restoration of the Property progresses provided that Mortgagee is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no default under the Loan Documents with respect to which Mortgagee shall have given Mortgagor notice pursuant to the NOTICE OF DEFAULT provision herein. If the estimated cost of restoration exceeds $250,000.00,
              (i) the drawings and specifications for the restoration shall be approved by Mortgagee in writing prior to commencement of the restoration, and (ii) Mortgagee shall receive an administration fee equal to 1% of the cost of restoration.

         (f) Prior to each release of funds, Mortgagor shall obtain for the benefit of Mortgagee an endorsement to Mortgagee's title insurance policy insuring Mortgagee's lien as a first and valid lien on the Property subject only to liens and encumbrances therefore approved by Mortgagee.

         (g) Mortgagor shall pay all reasonable costs and expenses incurred by Mortgagee, including, but not limited to, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Mortgagee.

         (h) All reciprocal easement and operating agreements, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

         (i) Mortgagee shall be satisfied that Projected Debt Service Coverage of at least 1.30 will be produced from the leasing of not more than 500,000 square feet of space to former tenants or approved new tenants with leases satisfactory to Mortgagee for terms of at least five (5) years to commence not later than (30) days following completion of such restoration ("Approved Leases").

         (j) All leases in effect at the time of the casualty with tenants who have entered into Mortgagee's form of Non-Disturbance and Attornment Agreement or similar agreement shall remain in full force and each tenant thereunder shall be obligated, or shall elect, to continue the lease term at full rental (subject only to abatement, if any, during any period in which the Property or a portion thereof shall not be used and occupied by such tenant as a result of the casualty).

As used herein, "Projected Debt Service Coverage" means a number calculated by dividing Projected Operating Income Available for Debt Service for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all indebtedness secured by any portion of the Property. For purposes of the preceding sentence, "debt service" means the greater of (x) debt service due under all such indebtedness during the first fiscal year following completion of the restoration of the Property or (y) debt service that would be due and payable during such fiscal year if all such indebtedness were amortized over 25 years (whether or not amortization is actually required) and if interest on such indebtedness were due as it accrues at the face rate shown on the notes therefor (whether or not interest payments based on such face rates are required).

"Projected Operating Income Available for Debt Service" means projected gross annual rent from the Approved Leases for the first full fiscal year following completion of the restoration of the Property less: (A) the operating expenses of the Property for the last fiscal year preceding the casualty and (B) the following: (i) a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $1.95 per square foot per annum; (ii) the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 93% of the gross leasable area in the Property; (iii) the amount, if any, by which the actual management fee is less than 3.75% of gross revenue during such fiscal period.

All projections referenced above shall be calculated in a manner satisfactory to Mortgagee.

Nothwithstanding the above, if (i) the casualty occurs during the last 12 months of the term of the Note, (ii) there is then no existing default under any of the Loan Documents, and (iii) the insurance loss proceeds are less than $100,000.00, then the Mortgagee will release the proceeds to Mortgagor upon completion of the restoration.

CONDEMNATION. Mortgagor hereby assigns to Mortgagee (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property in connection with condemnation proceedings or the exercise of any power of eminent domain and (ii) the proceeds from any sale or transfer in lieu thereof; and grants Mortgagee the right, at its option, to apply such award and other proceeds (less expenses of collection) on the Indebtedness (including any prepayment privilege fee), whether due or not, or to the restoration of the Property or to release all or any portion thereof to Mortgagor, but such application or release shall not cure or waive any default under any of the Loan Documents.

APPLICATION OF CONDEMNATION PROCEEDS. All condemnation awards and any other proceeds ("Condemnation Proceeds") resulting from damage to, the taking of, or any sale or transfer in lieu of a taking of, all or any portion of the Property in connection with condemnation proceedings, the exercise of any power of eminent domain or the threat thereof (a "Taking"), shall, at Mortgagee's option be applied on the Indebtedness, whether or not due, or to the restoration of the Property.

Notwithstanding the foregoing, Mortgagee agrees that, if the Condemnation Proceeds are less than the unpaid principal balance of the Indebtedness and are received prior to the last twelve (12) months of the term of the Note, the Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition, or the functional equivalent of its condition, prior to the Taking, subject to satisfaction of the requirements pursuant to the provision entitled "INSURANCE" and subject to the further requirement that restoration or replacement of the improvements to their functional and economic utility prior to such damage or Taking be possible.

Notwithstanding the above, if: (i) the casualty occurs during the last twelve
(12) months of the term of the Note, (ii) there is then no default in the terms and conditions of any Loan Document, and (iii) the condemnation proceeds are less than $100,000.00, then Mortgagee will release the proceeds to Mortgagor upon completion of the restoration.

TAXES AND SPECIAL ASSESSMENTS. Mortgagor agrees to pay before delinquency all taxes and special assessments of any kind that have been or may be levied or assessed against the Property, this instrument, the Note or the Indebtedness, or upon the interest of Mortgagee in the Property, this instrument, the Note or the Indebtedness, and to procure and deliver to Mortgagee the official receipt of the proper officer showing timely payment of all such taxes and assessments; provided, however, that Mortgagor shall not be required to pay any such taxes or special assessments if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and funds sufficient to satisfy the contested amount have been deposited in an escrow satisfactory to Mortgagee.

PERSONAL PROPERTY. With respect to the Personal Property, Mortgagor hereby represents, warrants and covenants as follows:

         (a) Except for the security interest granted hereby, Mortgagor is, and as to portions of the Personal Property to be acquired after the date hereof will be, the sole owner of the Personal Property, free from any lien, security interest, encumbrance or adverse claim thereon of any kind whatsoever. Mortgagor shall notify Mortgagee of, and shall indemnify and defend Mortgagee and the Personal Property against, all claims and demands of all persons at any time claiming the Personal Property or any part thereof or any interest therein.

         (b) Except as otherwise provided above, Mortgagor shall not lease, sell, convey or in any manner transfer the Personal Property without the prior consent of Mortgagee.

         (c) Mortgagor maintains a place of business at the address set forth above in this instrument, and Mortgagor shall immediately notify Mortgagee in writing of any change in its place of business.

         (d) At the request of Mortgagee, Mortgagor shall join Mortgagee in executing one or more financing statements and continuations and amendments thereof pursuant to the Uniform Commercial Code of the jurisdiction in which the Property is located in form satisfactory to Mortgagee, and Mortgagor shall pay the cost of filing the same in all public offices wherever filing is deemed by Mortgagee to be necessary or desirable.

OTHER LIENS. Mortgagor agrees to keep the Property free from all other mortgage liens (other than the financing allowed under the "POST CLOSING TRANSFER/FINANCING") and from all liens prior to the lien created hereby. The creation of any other mortgage lien (other than the financing allowed under the "POST CLOSING TRANSFER/FINANCING"), whether or not prior to the lien created hereby, the creation of any prior lien or the assignment or pledge by Mortgagor of its revocable license to collect, use and enjoy rents and profits from the Property shall constitute a default under the terms of this instrument. The term "mortgage" includes a mortgage, deed of trust, deed to secure debt or any other security interest in the Property.

LEASES. Mortgagor represents and warrants that there is no assignment or pledge of any leases of, or rentals or income from, the Property now in effect; and covenants that, until the Indebtedness is fully paid, it (i) shall not make any such assignment or pledge to anyone other than Mortgagee; and (ii) shall not, unless expressly permitted under another provision in this instrument, make any assignment or pledge to anyone of its hereinafter described revocable license to collect, use and enjoy the rents and profits, and (iii) shall not, without prior written approval of Mortgagee, consent to a cancellation or surrender of any lease in violation of section 3.04(g) of the Absolute Assignment.

In consideration of the Indebtedness, Mortgagor, pursuant to the Absolute Assignment, has assigned to Mortgagee all of Mortgagor's right, title and interest in said leases, including Mortgagor's right to collect, use and enjoy the rents and profits therefrom. Mortgagee has, in the Absolute Assignment, granted to Mortgagor a license to collect, use and enjoy said rents and profits. Such license is revocable by Mortgagee pursuant to the terms of the Absolute Assignment.

LEASEHOLD PROPERTY. With respect to the portion of the Property which is a leasehold estate:

         (a) The term "Security Leases" is defined as any portion of the Property that constitutes a leasehold estate held by Mortgagor, and "Demised Premises" is defined as the real estate that is subject to said Security Leases.

         (b) This instrument expressly includes the grant, bargain, sale, and conveyance of all of Mortgagor's right, title and interest in and to all improvements on the Demised Premises and all additional title, estate, interest or right which may at any time be acquired by Mortgagor. It is expressly agreed that this instrument shall constitute a lien upon the fee simple title or any other interest acquired by Mortgagor in any of the Demised Premises.

         (c) Mortgagor agrees to fully perform and comply with all agreements, covenants and conditions imposed upon or assumed by the lessee under the security leases, and upon failure to do so, Mortgagee may (but shall not be obligated to) take any action deemed necessary or desirable to prevent or to cure any default. Upon receipt of any written notice of default under a Security Lease from any person or corporation authorized to enforce performance thereof, Mortgagee may rely thereon and take any action deemed necessary to cure such default, even though the existence of the default or the notice thereof be questioned or denied by Mortgagor or any party on behalf of Mortgagor. Mortgagee, in its sole discretion, may expend such sums of money as it deems necessary for such purpose, and Mortgagor hereby agrees to pay Mortgagee, immediately and without demand, all such sums so expended with interest thereon from the date of each such expenditure at the Default Rate (as defined in the Note). All sums so expended by Mortgagee and the interest thereon shall be added to the Indebtedness and be secured by the lien of this instrument.

         (d) Mortgagor hereby constitutes Mortgagee, or an agent or employee designated by Mortgagee, as Mortgagor's Attorney in Fact to take possession of the Demised Premises at any time after an Event of Default to collect the rents, issues and profits therefrom and to sublease the same in the name of Mortgagor and to make application of the net proceeds after payment of the reasonable expenses of subleasing and collection, to payments required by any security lease, repairs and replacements to the Demised Premises and repayment of the Indebtedness, as Mortgagee may see fit. This power of attorney shall be irrevocable by Mortgagor until the Indebtedness is paid in full, and the powers herein granted may be exercised at any time that an Event of Default shall have occurred under the Note or this instrument.

         (e) Until the Indebtedness has been paid in full, Mortgagor will not surrender or terminate any Security Lease that would have a material adverse impact on the Property without the written consent of Mortgagee. Any such termination or surrender of any

Security Lease without the prior written consent of Mortgagee shall be a default under this instrument.

         (f) No release or forbearance of any of the Mortgagor's obligations under any Security Lease shall release Mortgagor from any of its obligations under the Note or this instrument.

         (g) Unless Mortgagee shall otherwise consent in writing, the fee title to the Demised Premises and the leasehold estate hereunder shall not merge but shall remain separate and distinct, notwithstanding the union of said estates in the lessor or the lessee or a third party, by purchase or otherwise.

         (h) Mortgagor warrants that there is no present default under the terms and conditions of any Security Lease and there are no claims or offsets, counterclaims or other matters that may ripen into a default. If a default shall occur in the future, Mortgagor covenants that written notice thereof shall be promptly served on Mortgagee. A default by lessee under any Security Lease shall constitute a default under this instrument.

COSTS, FEES AND EXPENSES. Mortgagor agrees to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee hereunder; to pay all costs and expenses, including the cost of obtaining evidence of title and reasonable attorney's fees, incurred in connection with any such action or proceeding; and to pay any and all attorney's fees and expenses of collection and enforcement in the event the Note is placed in the hands of an attorney for collection, enforcement of any of the Loan Documents is undertaken or suit is brought thereon.

FAILURE OF MORTGAGOR TO ACT. If Mortgagor fails to make any payment or do any act as herein provided, Mortgagee may, without obligation so to do, without notice to or demand upon Mortgagor and without releasing Mortgagor from any obligation hereof: (i) make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof, Mortgagee being authorized to enter upon the Property for such purpose; (ii) appear in and defend any action or proceeding purporting to affect the security hereof, or the rights or powers of Mortgagee; (iii) pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Mortgagee appears to be prior or superior hereto; and (iv), in exercising any such powers, pay necessary expenses, employ counsel and pay its reasonable fees. Sums so expended shall be payable by Mortgagor immediately upon demand with interest from date of expenditure at the Default Rate (as defined in the Note). All sums so expended by Mortgagee and the interest thereon shall be included in the Indebtedness and secured by the lien of this instrument.

EVENT OF DEFAULT. Any default by Mortgagor in making any required payment of the Indebtedness or any default in any provision, covenant, agreement or warranty contained in any of the Loan Documents shall, except as provided in the two immediately succeeding paragraphs, constitute an "Event of Default".

NOTICE OF DEFAULT. A default in any payment required in the Note or any other Loan Document, whether or not payable to Mortgagee, (a "Monetary Default") shall not constitute an Event of Default unless Mortgagee shall have given a written notice of such Monetary Default to Mortgagor and Mortgagor shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate, as defined in the Note, from the date of default to the date of cure on amounts owed to Mortgagee) within five (5) business days after the date on which Mortgagee shall have given such notice to Mortgagor.

Any other default under the Note or under any other Loan Document (a "Non-Monetary Default") shall not constitute an Event of Default unless Mortgagee shall have given a written notice of such Non-Monetary Default to Mortgagor and Mortgagor shall not have cured such Non-Monetary Default within thirty (30) days after the date on which Mortgagee shall have given such notice of default to Mortgagor (or, if the Non-Monetary Default is not curable within such 30-day period, Mortgagor shall not have (i) diligently undertaken and continued to pursue the curing of such Non-Monetary Default and (ii) deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Mortgagee).

For purposes of this provision, written notice may be delivered personally or sent by certified mail or reputable courier service with charges prepaid, by telecopier or by such other method whereby the receipt thereof may be confirmed. Notice shall be deemed given on the date received. Any notice which is rejected, the acceptance of which is refused or which is incapable of being delivered for any reason shall be deemed received as of the date of attempted delivery.

In no event shall the notice and cure period provisions recited above constitute a grace period for the purposes of commencing interest at the Default Rate (as defined in the Note).

APPOINTMENT OF RECEIVER. Upon commencement of any proceeding to enforce any right under this instrument, including foreclosure thereof, Mortgagee (without limitation or restriction by any present or future law, without regard to the solvency or insolvency at that time of any party liable for the payment of the Indebtedness, without regard to the then value of the Property, whether or not there exists a threat of imminent harm, waste or loss to the Property and or whether the same shall then be occupied by the owner of the equity of redemption as a homestead) shall have the absolute right to the appointment of a receiver of the Property and of the revenues, rents, profits and other income therefrom, and said receiver shall have (in addition to such other powers as the court making such appointment may confer) full power to collect all such income and, after paying all necessary expenses of such receivership and of operation, maintenance and repair of said Property, to apply the balance to the payment of any of the Indebtedness then due.

FORECLOSURE. Upon the occurrence of an Event of Default, the entire unpaid Indebtedness shall, at the option of Mortgagee, become immediately due and payable for all purposes without any notice or demand, except as required by law, (ALL OTHER NOTICE OF THE EXERCISE OF SUCH OPTION, OR OF THE INTENT TO EXERCISE SUCH OPTION, BEING HEREBY EXPRESSLY WAIVED), and Mortgagee may, in addition to exercising any rights it may have with respect to the Personal Property under the Uniform Commercial Code of the jurisdiction in which the Property is located, institute proceedings in any court of competent jurisdiction to foreclose this instrument as a mortgage, or to enforce any of the covenants hereof, or Mortgagee may, either personally or by agent or attorney in fact, enter upon and take possession of the Property and may manage, rent or lease the Property or any portion thereof upon such terms as Mortgagee may deem expedient, and collect, receive and receipt for all rentals and other income therefrom and apply the sums so received as hereinafter provided in case of sale. Mortgagee is hereby further authorized and empowered, as agent or attorney in fact, either after or without such entry, to sell and dispose of the Property en masse or in separate parcels (as Mortgagee may think best), and all the right, title and interest of Mortgagor therein, by advertisement or in any manner provided by the laws of the jurisdiction in which the Property is located, (MORTGAGOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A HEARING PRIOR TO SUCH
SALE), and to issue, execute and deliver a deed of conveyance, all as then may be provided by law; and Mortgagee shall, out of the proceeds or avails of such sale, after first paying and retaining all fees, charges, costs of advertising the Property and of making said sale, and attorneys' fees as herein provided, apply such proceeds to the Indebtedness, including all sums advanced or expended by Mortgagee or the legal holder of the Indebtedness, with interest from date of advance or expenditure at the Default Rate (as defined in the Note), rendering the excess, if any, as provided by law; such sale or sales and said deed or deeds so made shall be a perpetual bar, both in law and equity, against Mortgagor, the heirs, successors and assigns of Mortgagor, and all other persons claiming the Property aforesaid, or any part thereof, by, from, through or under Mortgagor. The legal holder of the Indebtedness may purchase the Property or any part thereof, and it shall not be obligatory upon any purchaser at any such sale to see to the application of the purchase money.

PROHIBITION ON TRANSFER/ONE-TIME TRANSFER. The present ownership and management of the Property is a material consideration to Mortgagee in making the loan secured by this instrument, and Mortgagor shall not (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed), title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property ("Contract to Convey") or (iii) cause or permit a change in the proportionate ownership of

Mortgagor, unless Mortgagor is Echelon International Corporation. Any such conveyance, entering into a Contract to Convey or change in the proportionate ownership of Mortgagor shall constitute a default under the terms of this instrument.

For purposes of this instrument, a "change in the proportionate ownership of Mortgagor" means in the case of a corporation other than Echelon International Corporation, a change in the ownership of the voting stock of such corporation; in the case of a trust, a change in the beneficial ownership of such trust; in the case of a joint venture, a change in the ownership of the joint venture interests of such joint venture; in the case of a limited liability company, a change in the members of the limited liability company; in the case of a partnership, a change in the ownership of the general partnership interests of such partnership.

Notwithstanding the above, beginning July 1, 1998, provided there is then no default in the terms and conditions of any Loan Document and upon prior written request from Mortgagor, Mortgagee shall not withhold its consent to a one-time transfer of all, but not less than all of the Property, provided (i) the Property shall have achieved Debt Service Coverage of at least 1.30 for the last full fiscal year and there are no junior liens on the Property; (ii) the transferee or an owner of the transferee (in either case, the "Creditworthy Party") has a net worth, determined in accordance with generally accepted accounting principles, of at least $100,000,000.00 with cash and cash equivalents of at least $7,500,000.00 after funding the equity needed to close the purchase and a minimum overall real estate portfolio debt service coverage ratio of 1.30 for the prior twelve (12) month period; (iii) the transferee or the Creditworthy Party is experienced in the ownership and management of at least one (1) million square feet of office buildings; (iv) neither the transferee nor the Creditworthy Party is subject to any bankruptcy, reorganization or insolvency proceeding or any criminal charges or proceedings and is not a current or past litigant, plaintiff or defendant in any suit brought against or by Mortgagee; (v) the Creditworthy Party assumes or guarantees in writing all of the obligations and liabilities of Mortgagor under the Loan Documents and, Mortgagee receives a satisfactory enforceability opinion with respect thereto from counsel approved by Mortgagee and Mortgagor shall remain liable under the Loan Documents as provided in clause viii below; (vi) the Creditworthy Party executes Mortgagee's then current forms of Guarantee of Recourse Obligations and Environmental Indemnity Agreement and Mortgagee receives a satisfactory enforceability opinion with respect thereto from counsel approved by Mortgagee; (vii) an environmental report on the Property no older than 90 days prior to the date of transfer which meets Mortgagee's then current requirements is provided to Mortgagee at least 30 days prior to the date of transfer and said report shall be satisfactory to Mortgagee at the time of transfer; (viii) Mortgagor shall remain liable under the Environmental Indemnity Agreement dated of even date herewith, except for acts or occurrences after the date of the transfer of the Property; and ix) the outstanding balance of the Note at the time of the transfer is not more than sixty-five percent (65%) of the purchase price of the Property. If Mortgagor shall make a one-time transfer to an approved purchaser, Mortgagee shall be paid a fee equal to one percent (1%) of the then outstanding balance of the Note at the time of transfer. The fee shall be paid on or before the closing date of such one-time transfer. At the time of such transfer, no modification of the interest rate or repayment terms of the Note will be required.

No subsequent transfers of the Property or changes in the proportionate ownership of purchaser shall be allowed.

For purposes of this provision, "Debt Service Coverage" means a number calculated by dividing Net Income Available for Debt Service for a fiscal period by the debt service during the same fiscal period under all indebtedness (including the Indebtedness) secured by any portion of the Property. For purposes of the preceding sentence, "debt service" means the greater of (x) actual debt service due under all indebtedness secured by any portion of the Property or (y) debt service that would have been due and payable if all indebtedness secured by any portion of the Property were amortized over 25 years (whether or not amortization is actually required) and if interest on such indebtedness were due monthly as it accrues (regardless of the face rate shown on the notes therefor and whether or not interest payments based on such face rates are required).

For purposes of this provision, "Net Income Available for Debt Service" means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles, for a fiscal period plus (to the extent deducted in determining net income from the Property) the following:

         A) interest on indebtedness secured by any portion of the Property for such fiscal period;

         B) depreciation, if any, of fixed assets at or constituting the Property for such fiscal period;

         C) amortization, if any, of standard tenant finish expenditures at the Property (but specifically EXCLUDING the amortization of tenant finish expenditures by Mortgagor in excess of $15 per square foot (i.e., above standard tenant finishes), free rent and rent concessions); and

         D) amortization of costs incurred in connection with any indebtedness secured by any portion of the Property and leasing commissions which have been prepaid and less the following:

         E) a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $1.95 per square foot per annum;

         F) the amount, if any, by which actual gross income during such fiscal period exceeds that which would have been earned from the rental of 93% of the gross leasable area in the Property; and

         G) the amount, if any, by which the actual management fee is less than 3.75% of gross revenue during such fiscal period.

All adjustments to net income referenced above shall be calculated in a manner satisfactory to Mortgagee.

POST CLOSING TRANSFER/FINANCING. Notwithstanding the provision entitled "PROHIBITION ON TRANSFER/ONE-TIME TRANSFER", and in addition to any transfer permitted thereunder, Mortgagor may transfer the Property and place a second lien on the Property which satisfies the following conditions: (i) the transfer shall be competed on or prior to June 30, 1998; (ii) the transferee shall be, and, in order to avoid a default under the provision entitled "PROHIBITION ON TRANSFER/ONE-TIME TRANSFER", continues to be, owned, directly or indirectly by:
(a) Echelon International Corporation in an amount not less than 49% of all ownership interests, and (b) not more than three (3) other owners, each of which is a sophisticated investor in commercial real estate; (iii) in connection with the transfer, a second mortgage may be placed against the Property which satisfies the following conditions: (a) Echelon International Corporation shall, directly or indirectly, be the sole owner of the mortgage debt secured thereby,
(b) Echelon International Corporation shall enter into an intercreditor agreement satisfactory to Mortgagee providing that no enforcement action shall be taken with respect to the second lien, including without limitation, foreclosure, and that no action shall be taken with respect to rents from the Property without the express written consent of Mortgagee.

AUDITED FINANCIAL STATEMENTS. Mortgagor agrees to furnish to Mortgagee, at Mortgagor's expense and within 90 days after the close of each fiscal year ("Financial Statements Due Date"), annual audited financial statements on the Property or an entity whose principal assets are the Property (the "Statements") including the following:

         (a)  a balance sheet; and

         (b)  a statement of cash flows; and

         (c) a statement of operations with a detailed line item breakdown of all operating expenses for the Property, including a separate supplemental schedule listing the capitalized costs associated with tenant improvements, lease commissions and capital improvements (collectively referred to herein as the "Statements").

Mortgagor also agrees to provide Mortgagee a current rent roll (the "Rent Roll") by the Financial Statements Due Date. In addition, Mortgagor shall furnish to Mortgagee 10K and 10Q reports within five (5) days after the date on which they are submitted to the Securities and Exchange Commission.

The Statements shall be prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. Mortgagor acknowledges that Mortgagee requires such Statements and Rent Roll in order to record accurately the value of the Property for financial and regulatory reporting. If Mortgagor does not furnish, or cause to be furnished, the Statements and Rent Roll to Mortgagee by the Financial Statements Due Date, and such failure continues for 30 days after Mortgagee shall have given written notice to Mortgagor that the Statements and Rent Roll have not been received as required,

         (x) interest on the unpaid principal balance of the Indebtedness shall as of the Financial Statements Due Date, accrue and become payable at a rate equal to the sum of the Interest Rate (as defined in the Note) plus one percent (1%) per annum (the "Increased Rate"); and

         (y) Mortgagee may elect to obtain an independent appraisal and audit of the Property at Mortgagor's expense, and Mortgagor agrees that it will, upon request, promptly make Mortgagor's books and records regarding the Property available to Mortgagee and the person(s) performing the appraisal and audit (which obligation Mortgagor agrees can be specifically enforced by Mortgagee).

The amount of the payments due under the Note during the time in which the Increased Rate shall be in effect shall be changed to an amount which is sufficient to amortize the then unpaid principal balance at the Increased Rate during the then remaining portion of a period of 25 years commencing with the Amortization Period Commencement Date (as defined in the Note). Interest shall continue to accrue and be due and payable monthly at the Increased Rate until the Statements and Rent Roll shall be furnished to Mortgagee as required. Commencing on the date on which the Statements and Rent Roll are received by Mortgagee, interest on the unpaid principal balance shall again accrue at the Interest Rate and the payments due during the remainder of the term of the Note shall be changed to an amount which is sufficient to amortize the then unpaid principal balance at the Interest Rate during the then remaining portion of a period of 25 years commencing with the Amortization Period Commencement Date. Notwithstanding the foregoing,

Mortgagee shall have the right to conduct an independent audit at its own expense at any time.

PARTIAL RELEASES. Notwithstanding the provision entitled "PROHIBITION ON TRANSFER/ONE-TIME TRANSFER" beginning January 1, 2001, upon Mortgagor's written request, provided there is then no default in any of the Loan Documents, Mortgagor has the one-time right to transfer one of the office projects in the Property. The transferred office project shall be released from lien of this instrument subject to the following:

         a) Payment of 85% of the sales price of the office project to be released shall be applied to the outstanding principal balance of the Note;

         b) The remaining security that comprises the Property shall have Debt Service Coverage of at least 1.30 following the payment in (a) above;

         c) Payment of a prepayment fee on the amount paid in (a) above. The fee shall be the greater of Modified Yield Maintenance (as defined in the Note) or 1% of the amount paid in (a) above, calculated in the same manner as provided in the Note.

SUBSTITUTION OF SECURITY. Notwithstanding the provision entitled "PROHIBITION ON TRANSFER/ONE-TIME TRANSFER", provided there is then no default in the terms and conditions of any Loan Document and upon prior written request from Mortgagor, Mortgagee shall not withhold its consent to a one-time substitution of one of the office projects that are security for the Indebtedness provided: (i) the substituted security is of equal or higher value than the office project being released; (ii) the Mortgagor has the same ownership interest in the substituted security or Mortgagor (or, if pursuant to the provision hereof entitled "POST CLOSING TRANSFER/FINANCING" Mortgagor is not then Echelon International Corporation, then Mortgagor and/or Echelon International Corporation) owns at least 51% of the ownership interests of the owner and the owner and the owner consists of not more than three equity owners other than Mortgagor; (or, if pursuant to the provision hereof entitled "POST CLOSING TRANSFER/FINANCING" Mortgagor is not then Echelon International Corporation, then Mortgagor and/or Echelon International Corporation) (iii) the substituted security satisfies all applicable conditions of the Application for Echelon Office Portfolio dated November 14, 1997 executed by Echelon International Corporation and accepted by The Northwestern Mutual Life Insurance Company on December 17, 1997 (the "Commitment") which would have been satisfied if the substituted security was part of the original security; (iv) the substituted security is at least 90% leased with Net Income Available for Debt Service equal to or greater than the Net Income Available for Debt Service of the office project being withdrawn; (v) the Property will have Debt Service Coverage of at least 1.30 following the substitution; and (vi) the request for the substitution is made prior to the last eighteen (18) months of the term of the Note. . If Mortgagor shall makes a substitution, Mortgagee shall be paid a fee equal to seventy-five hundredths percent (.75%) of the value of the office project being withdrawn as reasonably estimated by Mortgagee. The fee shall be paid on or before the closing date of the substitution. At the time of such transfer, no modification of the interest rate or repayment terms of the Note will be required.

MCNULTY STATION FINANCING/RELEASE: If prior to the last twenty-four (24) months of the term of the Note, Mortgagor or any affiliate of Mortgagor proposes to obtain a loan from any lending institution (other than Mortgagee) and to use all or part of the proceeds of such loan to finance the construction of a parking structure or to provide permanent financing of a parking structure, on Lots 1, 2, 3, 16, 17, 18, 19 & 20 of Block 36 of McNulty Station Property (as hereinafter defined) and secure payment of such loan by granting the other lender a mortgage on the above referenced lots, either alone or in combination with one or more other properties selected by Mortgagor (any such loan being hereafter called a "Refinancing Loan"), then Mortgagor shall provide to Mortgagee, in writing, the material terms provided by the other lender of such Refinancing Loan.

Mortgagee shall have ten (10) calendar days from the receipt of such terms to offer to Mortgagor a loan on the same material terms as the terms provided by the other lender. If Mortgagee shall offer to Mortgagor a loan with the same material terms as the terms provided by Mortgagor to Mortgagee, Mortgagor shall accept, and enter into, such Refinancing Loan from Mortgagee.

If Mortgagee declines to offer a loan on the same material terms and Mortgagor obtains the Refinancing Loan from the other lender, then Mortgagee will release the real property described on Exhibit "A- 1" (the "McNulty Station Property") from the lien of the this instrument subject to satisfaction of the following conditions:

              i) The lien will be released concurrent with the closing and first advance of funds of the Refinancing Loan;

              ii) Mortgagor will pay Mortgagee a release price equal to $5,500,000 to be applied to the outstanding principal balance of the Note;

              iii) Mortgagor will pay Mortgagee a non-refundable servicing fee of $27,500;

              iv) Clause (b) of the section entitled "PARTIAL RELEASES" will be modified to read as follows:

                   The remaining security that comprises the Property shall have Debt Service Coverage of at least 1.35 following the payment in (a) above;

              and,
                                       21

              v) Such release shall not constitute Mortgagor's one time right to a partial release pursuant to the provision entitled "PARTIAL RELEASES".

If Mortgagee declines to offer a loan on the same material terms, and Mortgagor subsequently either proposes to obtain a Refinancing Loan with terms materially less advantageous to Mortgagor than those previously offered to Mortgagee, or does not consummate a commitment with the other lender for a Refinancing Loan, as provided above, on the same material terms within sixty (60) days of Mortgagee declining to offer a loan on the same material terms, then Mortgagor shall provide Mortgagee the right to match the then existing offer or any future Refinancing Loan under the aforementioned matching process.

DEPOSITS BY MORTGAGOR. To assure the timely payment of real estate taxes and special assessments, following the occurrence of an Event of Default, Mortgagee shall have the option to require Mortgagor to deposit funds with Mortgagee, in monthly or other periodic installments in amounts estimated by Mortgagee from time to time sufficient to pay real estate taxes and special assessments as they become due. If at any time the funds so held by Mortgagee, or in such other account, shall be insufficient to pay any of said expenses, Mortgagor shall, upon receipt of notice thereof, immediately deposit such additional funds as may be necessary to remove the deficiency. All funds so deposited shall be irrevocably appropriated to Mortgagee to be applied to the payment of such real estate taxes and special assessments and, at the option of Mortgagee after default, the Indebtedness.

LIENS DISCHARGED BY PROCEEDS. Mortgagee shall be subrogated to the lien of any and all prior encumbrances, liens or charges paid and discharged from the proceeds of the Note, and even though said prior liens have been released of record, the repayment of the Note shall be secured by such liens on the portion of the Property affected thereby to the extent of such payments, respectively.

MODIFICATION OF TERMS. Without affecting the liability of Mortgagor or any other person (except any person expressly released in writing) for payment of the Indebtedness or for performance of any obligation contained herein and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, Mortgagee may, at any time and from time to time, either before or after the maturity of the Note, without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation; (ii) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness, or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or refrain from exercising or waive any right Mortgagee may have; (iv) accept additional security of any kind; (v) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

EXERCISE OF OPTIONS. Whenever, by the terms of this instrument, of the Note or any of the other Loan Documents, Mortgagee is given any option, such option may be exercised when the right accrues or at any time thereafter, and no acceptance by Mortgagee of payment of Indebtedness in default shall constitute a waiver of any default then existing and continuing or thereafter occurring.

NATURE AND SUCCESSION OF AGREEMENTS. Each of the provisions, covenants and agreements contained herein shall inure to the benefit of, and be binding on, the heirs, executors, administrators, successors, grantees, and assigns of the parties hereto, respectively, and the term "Mortgagee" shall include the owner and holder of the Note.

LEGAL ENFORCEABILITY. No provision of this instrument, the Note or any other Loan Documents shall require the payment of interest or other obligation in excess of the maximum permitted by law. If any such excess payment is provided for in any Loan Documents or shall be adjudicated to be so provided, the provisions of this paragraph shall govern and Mortgagor shall not be obligated to pay the amount of such interest or other obligation to the extent that it is in excess of the amount permitted by law.

LIMITATION OF LIABILITY. Notwithstanding any provision contained herein to the contrary, the personal liability of Mortgagor shall be limited as provided in the Note.

CAPTIONS. The captions contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect this instrument.

MULTIPLE ORIGINALS. This instrument may be executed in any number of multiple originals, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

GOVERNING LAW. This instrument, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the state in which the Property is located.

                          (CONTINUED ON FOLLOWING PAGE)

                         (CONTINUED FROM PREVIOUS PAGE)

IN WITNESS WHEREOF, this instrument has been executed by the Mortgagor as of the day and year first above written.

                                         ECHELON INTERNATIONAL
Signed in presence of:                   CORPORATION, a Florida corporation

______________________________           By:________________________________

______________________________              ________________________________
     Name Type or Printed
                                            ________________________________

                                            ________________________________


                                          By:
______________________________              ________________________________

______________________________              ________________________________
     Name Type or Printed
                                            ________________________________

                                            ________________________________

       (corporate seal)

STATE OF                        )
                                )ss.
COUNTY OF                       )

The foregoing instrument was acknowledged before me this ___ day of December, 1997, by ___________________ and __________________ , as ____________ President
and ________________ Secretary, of ECHELON INTERNATIONAL CORPORATION, a Florida corporation, on behalf of the corporation. They are personally known to me or have produced _________________ as identification and did take an oath.

                                       NOTARY PUBLIC:

                                       SIGNATURE ______________________________

                                       ________________________________________
                                                Name (typed or printed)

                                       State of _________________ at Large

                                       My Commission Expires: